Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF

SUNTERRA CORPORATION

The Amended and Restated Bylaws of Sunterra Corporation (the “Corporation”) are hereby amended by adding the following new Section 12 at the end of Article I:

“Section 12. Maryland Control Share Acquisition Act. Notwithstanding any other provision of the Charter of the Corporation or these Bylaws, the Maryland Control Share Acquisition Act, or any successor statute (the “Act”), shall not apply to any acquisition by any person of shares of stock of the Corporation of any class. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares (as defined in the Act) and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition (as defined in the Act).”

The foregoing Amendment was adopted by the Board of Directors of the Corporation on and effective as of March 9, 2007.

/s/ Frederick C. Bauman
Name:	Frederick C. Bauman
Title:	Secretary